THIRD AMENDMENT

TO

AMENDED AND RESTATED FUND PARTICIPATION AGREEMENT

American Fidelity Assurance Company (“you” or the “Company”) has entered into an Amended and Restated Fund Participation Agreement dated as of May 1, 1999, as amended June 17, 2002 and November 3, 2003 (the “Agreement”), with Merrill Lynch Variable Series Funds, Inc. (the “Fund”), pursuant to which the Fund acts as an investment vehicle for separate accounts established by the Company.

The parties to the Agreement hereby agree that effective as of May 1, 2007, the Agreement is hereby amended as follows:

1. Fund

References to “Merrill Lynch Variable Series Funds, Inc.” are hereby changed to “BlackRock Variable Series Funds, Inc.,” and “Fund” shall mean “BlackRock Variable Series Funds, Inc.”

2. Underwriter

References to “Merrill Lynch Funds Distributors, Inc.”, “FAM Distributors, Inc.” and “Underwriter” shall mean “BlackRock Distributors, Inc.”

3. Investment Advisor

References to “Merrill Lynch Asset Management, L.P.” are hereby changed to “BlackRock Advisors, LLC”, and references to “MLAM: are hereby changed to “BlackRock Advisors, LLC.”

4. Section 2.10

Section 2.10 is hereby amended to add the following sentence immediately following the last sentence of Section 2.10 of the Agreement:

“The parties further agree that the Fund shall use its best efforts to provide written notice to the Company at least five business days before the record date of any meeting or other means of voting that requires the pass-through voting privileges described above. If the Company is unable to satisfy the foregoing provisions of this Section 2.10 (or any services that arise in connection therewith) as a result of the Fund’s failure to provide five-days’ notice, it shall not be deemed a breach of this Agreement by the Company.”

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6. Schedule B

Schedule B is deleted and replaced with the following:

Schedule B

Portfolios and Classes of BlackRock Variable Series Funds, Inc.

Offered to Separate Accounts of American Fidelity Assurance Company

Class I Shares of:

BlackRock Basic Value V.I. Fund (Basic Value Focus Fund)

BlackRock Large Cap Growth V.I. Fund

BlackRock Value Opportunities V.I. Fund (formerly, Special Value Focus Fund)

7. To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby. Capitalized terms not defined in this Amendment shall have the definition set forth in the Agreement.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Third Amendment to Amended and Restated Fund Participation Agreement as of the date written above.

American Fidelity Assurance Company	BlackRock Variable Series Funds, Inc.
By: David R. Carpenter	By: Donald Burke
Signature: /s/ David R. Carpenter	Signature: /s/ Donald Burke
Title: Executive Vice President	Title: Treasurer

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